Exhibit 5.2

March 19, 2012

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Ladies and Gentlemen:

We have acted as special Nevada counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the issue and sale by the Company of $325,000,000 principal amount of the Company’s 7.75% Senior Subordinated Notes due 2022 (the “Notes”), which are described in a prospectus supplement to a prospectus, dated as of March 5, 2012 (the “Prospectus”), included in a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to an Underwriting Agreement, dated as of March 5, 2012, by and among J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, as representatives of the several underwriters listed in Schedule 1 thereto, the Company and certain subsidiaries of the Company which are guarantors thereunder (the “Subsidiary Guarantors”), including, without limitation, Belterra Resort Indiana, LLC, a Nevada limited liability company (“Belterra”), PNK (Reno), LLC, a Nevada limited liability company (“PNK Reno”), and Yankton Investments, LLC, a Nevada limited liability company (“Yankton” and, together with Belterra and PNK Reno, the “Nevada Subsidiary Guarantors”). The Notes are being issued pursuant to an Indenture, dated as of March 19, 2012 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and shall be guaranteed on an unsecured senior subordinated basis by each of the Subsidiary Guarantors, including the Nevada Subsidiary Guarantors (the “Guarantees”).

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Prospectus, the Indenture, the form of the Guarantees, the articles of organization and operating agreement, each as amended to date, and certain resolutions of each of the Nevada Subsidiary Guarantors, and such other documents, agreements, instruments and limited liability company records and proceedings, as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers, managers and other representatives of the Company and the Nevada Subsidiary Guarantors, as applicable, and from public officials, and have relied upon, as to factual matters only, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein.

Without limiting the generality of the foregoing, in rendering this opinion letter, we have assumed without independent verification that (i) each natural person executing a document has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iii) all limited liability company records made available to us by the Nevada Subsidiary Guarantors, and all public records we have reviewed, are accurate and complete.

100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614	702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	702.382.8135 fax

Pinnacle Entertainment, Inc.

March 19, 2012

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Guarantees have been duly authorized by each of the Nevada Subsidiary Guarantors.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and, if required by the rules and regulations of the Commission, we consent to the use of our name under the caption “Legal matters” in the Registration Statement and the Prospectus and any amendments thereto. To effect such filing (by incorporation by reference), we hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Irell & Manella LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Notes and the Guarantees, as filed with the Commission as Exhibit 5.1 to a Current Report on Form 8-K.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP